A GENERAL AGREEMENT FOR EXECUTION OF WORKS AND SERVICES NO. US19

in the framework of international scientific and technical cooperation on the commercialization and implementation of complex TOR technologies in the market

r. Murg, Germany,
February 19, 2019

Vortex Technologies & Engineering GmbH represented by Director Viktor Shostak, acting on the basis of the Company's Charter and German law, hereinafter referred to as the "Contractor", on the one hand,
and
TORtec Group Corporation (USA) represented by President Stephen Smoot, acting on the basis of the company's charter, hereinafter referred to as the "Customer", on the other hand, collectively referred to as the "Parties", concluded this agreement as follows:

1. Subject of the Agreement and the definition of the Agreement

1.1. This contract is an Agreement for the performance of General Contracting works and services within the framework of international scientific and technical cooperation for the commercialization and introduction into the market of complex TOR-technologies carried out by the Customer together with TORtec Forschungsinstitut GmbH (Switzerland).

1.2. Under this agreement, the General Contractor undertakes to perform, in accordance with the Customer's tasks, the works and services specified in this contract, deliver the work results to the Customer under the Acceptance Act of the completed work and services, which are always attached to this Agreement, and the Customer undertakes to accept the work results and pay for works and services in the amount specified and agreed in the technical specifications, and / or in additional agreements to this Agreement.

1.3. General types of works and services performed by the Contractor:

- Design/construction and manufacture of specialized units/lines / mills of gas-dynamic resonance grinding of materials under the General name of TORNADO, as well as additional and related equipment on the Customer's orders for the Customer's projects and its subsidiaries on their own production facilities, as well as with the involvement of sub-contractors, if necessary;
- Certification, commissioning, installation supervision and warranty and service maintenance of the equipment produced;
- Training for relevant personnel on the rules of operation and safety when operating the manufactured equipment;
- Development and production of new non-standard additional and / or related equipment;
- Participation in the design and binding of the equipment produced by the Contractor to the production projects of the Customer and other necessary work under the contract.

2. Price of the work. Payment procedure under the contract

2.1. The price of the works and services to be performed includes the compensation for the actual costs carried by the Contractor and his remuneration, and is formed in the annexes to this agreement or in separate agreements on Order.

2.2. The Customer pays the Contractor the amount in the form of advance payments and / or in accordance with the Acts of completion on the basis of invoices, provided that the works and services are duly performed.

3. Rights and obligations of the parties

3.1. The Contractor shall:

3.1.1. Faithfully undertake the conscientious treatment of the technical specifications and/or assignments of the Customer.

3.1.2. In determining the method of the Customer's assignment, follow the instructions of the Customer.

3.1.3. Report all the information about the progress of the instructions at the request of the Customer.

3.1.4. The Contractor is obliged to immediately notify the Customer and to obtain instructions from him to suspend the work upon the detection of:

- unsuitability or poor quality provided by the Customer or suppliers of material, equipment, technical documentation;
- possible adverse consequences for the Customer of fulfilling his instructions on how to perform the task;
- other circumstances beyond the control of the Contractor that threaten the quality of the assignment or make it impossible to complete it on time.

3.1.5. The Contractor, who did not warn the Customer about the specified circumstances or, in case where the work was continued without awaiting the response, or despite the timely indication of the Customer about the termination of the work, has no right to refer to the specified circumstances when a dispute arises. If the Customer, despite timely and reasonable warning from the Contractor about the specified circumstances, does not eliminate them within a reasonable period, the Contractor shall have the right to withdraw from the performance of the work and to demand compensation for losses caused by the termination of the work.

3.2 The Customer shall:

3.2.1. In due time, to form specifications and conditions for the implementation of this Agreement and agreements on Order.

3.2.2. Provide the Contractor with technical specifications, scientific and methodological literature, recommendations.

3.2.3. Provide the Contractor with the necessary assistance in carrying out the task.

3.3. The Customer forms the technical task for the Contractor on the basis of clause 1.3. of this Agreement and has the right to change and clarify it depending on the results obtained, and if necessary, conclude with the Contractor the Order Agreement.

3.4. The Customer undertakes not to reproduce or transfer equipment to third parties outside the TORtec Group Corporation and its subsidiaries and to protect intellectual property and utility models developed and produced by the Contractor, to pay license royalties for the use of TORNADO utility models and know-how in the form of royalties, including from third parties, and the Contractor will not reproduce the ordered and paid equipment for any third parties not related to the TORtec Group.

3.5. The Contractor has the right to:

3.5.1. Conclude subcontracts, while remaining responsible for the actions of the subcontractor(s) in relation to the Customer. At the stage of accepting the technical task, to coordinate with the Customer the acquisition of separate and / or additional equipment from third-party manufacturers. The warranty and service of such agreed equipment is borne by the manufacturer of said equipment.

3.5.2. Not to commence work, suspend the work begun, and also refuse to perform the contract and demand compensation for damages in cases where the Customer's violation of his obligations under this contract impedes the execution of the contract by the Contractor, as well as in circumstances that obviously indicate that the performance of duties will be produced in due time.

3.6. The Customer has the right to:

3.6.1. Inquire about the progress and quality of the Contractor's technical specifications.

3.6.2. If the Contractor does not begin the execution of the tasks in time or performs it so slowly that it is clearly impossible to complete it by the deadline, refuse the task or contract.

3.6.3. If during the execution of the assignment it becomes obvious that it will not be duly performed, assign the Contractor a reasonable time to correct the deficiencies and if the Contractor fails to fulfill this requirement within the appointed time, refuse the assignment or contract.

4. Acceptance of works and services by the Customer

4.1. The Customer is obliged, as soon as the assignment is completed, but no less than 4 times a year with the participation of the Contractor, to inspect and accept the factually completed scope of the assignment, and upon detection of deficiencies in the work or service, immediately inform the Contractor about it.

4.2. The Customer, after having discovered deficiencies in the work or service upon acceptance, has the right to refer to them in cases where these defects or the possibility of a subsequent presentation of the claim for their elimination were specified in the acceptance report.

4.3. The Customer who has accepted work or services without verification is deprived of the right to refer to their shortcomings, which could have been established with the usual method of acceptance.

4.4. The Customer who has discovered defects that could not be identified with the usual method of acceptance (hidden defects) must notify the Contractor within 30 days from the date of their discovery within the factory warranty period.

4.5. Acceptance of results of works from the Contractor is carried out according to the Act of acceptance and transfer with the accompanying technical documentation. From the moment of signing of such Act of acceptance, all ownership and disposal rights are transferred to the Customer.

5. Responsibility of the Parties

5.1. A Party that has not performed or improperly performed its obligations under this Agreement shall compensate the other party for the losses caused.

5.2. For late payment of works and services, the Customer pays a penalty of 0.1% of the unpaid amount for each day of delay.

5.3. Recovery of damages and penalties does not release the party that violated the contract from the performance of obligations under the Agreement.

6. Risk of accidental death

6.1. The risk of accidental loss or accidental damage to materials, equipment or other property used for the execution of the contract is borne by the party that caused them.

6.2. The risk of accidental death or accidental damage to the result of the work transferred under the act shall be borne by the Customer.

7. Amendment and termination of the Agreement

7.1. The Agreement comes into force from the moment of its signing and is valid indefinitely.

7.2. The Agreement cannot be terminated ahead of time and may be amended by written agreement of the parties.

7.3. The Customer may at any time during the term of the contract refuse to perform the technical assignment by paying the Contractor part of the price for the actual amount of work performed and services rendered. The Customer is also obliged to reimburse the Contractor for losses caused by the termination of the agreement on Order or the Technical Assignment within the difference between the amount paid and the amount determined for the performance of the entire task.

7.4. The Contractor shall have the right to refuse to perform the accepted technical assignment or the additional Agreement on Order, if the losses suffered by the Customer are subject to full compensation.

7.5. The Agreement may be modified or terminated in other cases stipulated by the legislation or this agreement.

7.6. In the event of termination of this Agreement prior to acceptance by the Customer of the work, the Customer has the right to demand the transfer of the paid results of the unfinished work, which in any case belong to the Customer.

7.7. Termination of the contract does not relieve the parties from liability for its violation.

8. Confidentiality

8.1. All information about the activities of each party or about the activities of any other person related to them, which is not publicly available, is confidential. The parties undertake not to disclose such information by other persons and not to use it for any purposes other than those related to the performance of this Agreement.

9. Dispute Resolution (arbitration clause)

9.1. All disputes and disagreements that may arise between the parties on issues that have not been resolved in the text of this agreement will be resolved through negotiations on the basis of current legislation.

9.2. If the dispute is not settled during the negotiation process, disputes are resolved exclusively by the International Commercial Arbitration Court of the International Property Protection Committee (ICAC at the ICPP, Republic of Cyprus), moreover, the Parties have initially agreed that the dispute will be considered by a sole arbitrator appointed by the Chairman of the ICPP,

that the arbitrator will be guided by the principles of fairness, ignoring the conflict of laws, that the proceedings will be in English in part-time form and place at the choice of the arbitrator, that the arbitrator's decision will be final and binding on the Parties, that the rules and procedure used – ad hoc, ICAC at the ICPP.

10. Force Majeure

Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes that are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than six (6) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing an event of force majeure shall use commercially reasonable endeavors in order to remedy that situation as well as to minimize its effects. A case of force majeure shall be notified to the other party by telefax within five (5) days after its occurrence and shall be confirmed by a letter.

11. Additional terms and conditions

11.1. Any changes and additions to this contract are valid, provided that they are made in writing and signed by the parties or by representatives of the parties duly authorized for that.

11.2. All notices and communications must be sent in writing, including by e-mail.

11.3. Details of the parties:

CUSTOMER
TORtec™ Group Corporation
30 N Gould St. Suite 2489, Sheridan,
WY 82801 USA Telephone: (307) 220-3226
https://tortec.group/ info@tortec.group

CONTRACTOR
Vortex Technologies & Engineering GmbH
Gewerbestraße 7, 79730 Murg-Hänner, Deutschland
IBAN: DE38 6835 1865 0108 5961 49
BIC: SOLADES1MGL, SPARKASSE MARKGRAEFLERLAND
http://tech-vortex.com/ info@tech-vortex.com

12. Details and Signatures:

CUSTOMER

S. Smoot

CONTRACTOR

V. Viktor Shostak